Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Dune Energy, Inc. on Form S-8 (File no. 333-180053) of our report dated March 8, 2013, with respect to the audited consolidated financial statements of Dune Energy, Inc. for the years ended December 31, 2012 and 2011.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone–bailey.com
Houston, Texas

March 8, 2013